DOMAIN NAME ASSIGNMENT

This Domain Name Assignment, effective as of December 30, 2009 ("Effective Date"), is by CarePayment, LLC, an Oregon limited liability company having its principal office at 5300 Meadows Road, Suite 400, Lake Oswego, Oregon 97035 ("Assignor"), in favor of WS Technologies LLC, an Oregon limited liability company ("Assignee"), having its principal office at 5300 Meadows Road, Suite 400, Lake Oswego, Oregon 97035 ("Assignee").

For good and valuable consideration, receipt and sufficiency of which Assignor hereby acknowledges, Assignor hereby irrevocably assigns, sells, quitclaims and transfers to Assignee all right, title and interest in and to the Internet domain name "CarePayment.com" ("Domain Name"), including all lower-level internet domain names for which the Domain Name is a root or parent, whether in the form of an address for use in electronic mail transfer, a Uniform Resource Locator or other form suitable for specifying the location of an electronic data file over a distributed computer network.

Within fifteen (15) days after the Effective Date, Assignor will: (a) take whatever actions are necessary to effectively transfer ownership of the Domain Name to Assignee, including, without limitation, executing the agreements and documents required by the Domain Name registrar, Tucows Inc.; and (b) provide Assignee or its authorized agents with exclusive access to all accounts, user names and passwords issued by Tucows Inc., that may be necessary to effectively manage the Domain Name.

ASSIGNOR:

CarePayment, LLC
By Aequitas Capital Management, Inc., its Manager

By:	/s/ Robert J. Jesenik
Robert J. Jesenik, President